EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Benjamin Pratt
GNC Corporation
412-402-7453
benjamin-pratt@gnc-hq.com
GNC SAME STORE SALES INCREASE
IN SECOND QUARTER
     PITTSBURGH – July 6, 2006 — GNC Corporation, the largest global specialty retailer of nutritional supplements, today announced strong same store sales results for the second quarter of 2006.
     Domestic same store sales for the second quarter of 2006 increased 11.5 percent for corporate stores and 5.9 percent for franchise stores. Corporate store sales include internet sales, which added 1.4 percent to corporate same store sales growth. That benefit was partially offset by the loss of a day of sales compared with the second quarter of 2005 due to the Easter holiday occurring in April of 2006.
     “The continued strong performance this quarter across all major categories reflects sustained momentum, and shows the repositioning of the business is complete. We now have the opportunity to continue to capitalize on our expanding customer base and merchandising assortment, as well as broaden our horizons to future growth opportunities,” said President and Chief Executive Officer Joseph Fortunato.
     In the second quarter of 2006, the method used to calculate domestic franchise same store sales was modified so it would match the method used for corporate same store sales. This change has no effect on any other financial information for the Company, including corporate same store sales, but results in a more conservative view of franchise same store sales growth, which GNC believes is more appropriate.

     GNC, based in Pittsburgh, PA, is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products, specialty supplements and products and supplements for low carb lifestyles. GNC has more than 5,800 retail locations throughout the United States, including more than 1,100 domestic franchise locations, and locations in 45 countries. The Company also sells products through its website, www.gnc.com.
     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as ”subject to,” “believes,” ”anticipates,” ”plans,” “expects,” ”intends,” ”estimates,” ”projects,” ”may,” “will,” ”should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain; we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. We disclose factors that may materially affect such forward-looking statements in our filings with the SEC and in our quarterly earnings releases.